Exhibit 23.1

Consent of Independent Registered Chartered Accountants

We consent to the incorporation by reference in Registration Statements No. 333-146815, 333-156994 and 333-171122, of Gran Tierra Energy Inc. on Form S-8, and in Registration Statements No. 333-140171, 333-153376 and 333-156993, of Gran Tierra Energy Inc. on Form S-3, of our report dated March 9, 2011, (except for Note 15, which is as of June 2, 2011) relating to the December 31, 2010 consolidated financial statements of Petrolifera Petroleum Limited appearing in this Current Report of Gran Tierra Energy Inc. on Form 8-K/A.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants
Calgary, Canada
June 3, 2011